UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2009

HIGHLANDS BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

West Virginia	0-16761	55-0650793
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or organization		Identification No.)

P.O. Box 929
Petersburg, WV	26847
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (304) 257-4111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

_____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 10, 2009, the Compensation Committee of the Board of Directors of Highlands Bankshares, Inc. (the “Company”) set the 2009 base salaries for the Presidents of the Company’s subsidiary banking organizations. Clarence E. Porter is President and Chief Executive Officer of the Grant County Bank and the salary shown below is as president of that subsidiary bank. Alan L. Brill is President and Chief Executive Officer of Capon Valley Bank and the salary shown below is as president of that subsidiary bank.

Applicable Subsidiary Bank Salary
Mr. Porter	$190,575
Mr. Brill	$171,150

In addition, on February 10, 2009, the Compensation Committee determined the extent to which Mssrs. Porter and Brill had achieved performance goals for 2008 as set forth by the Committee at its February 2008 meeting. More information regarding the Incentive Bonus Plan can be found as an exhibit to the Company’s Form 8-K filed on January 9, 2008. The table below illustrates the maximum potential incentive pay for Mssrs. Brill and Porter and the actual amount of incentive pay to be paid based upon criteria established by the Highlands Bankshares Compensation Committee.

	Maximum Incentive Pay Based upon 2008 Criteria	Actual Incentive Pay Based upon Achievement of 2008 Criteria
Mr. Porter	$7,623	$7,623
Mr. Brill	$6,846	$4,655

The Compensation Committee also determined on February 10, 2009 that the maximum incentive pay opportunity for each of Messrs. Porter and Brill under the Highlands Bankshares, Inc. 2009 Incentive Bonus Plan for Subsidiary Bank Presidents (the “Plan”) will be 4% of their applicable subsidiary bank salary indicated above.  The basic structure of the Plan is unchanged from previously reported by the Company in its Current Report on Form 8-K filed on January 9, 2008 (under Item 5.02 of Form 8-K) Bonuses under the Plan will be based primarily on the extent to which Grant County Bank, in the case of Mr. Porter, and Capon Valley Bank, in the case of Mr. Brill, achieve performance goals for 2009.  These performance goals, which were established by the Compensation Committee on February 10, 2009, are based on the following, equally-weighted criteria: growth in net income, return on average assets, return on average equity and efficiency ratio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HIGHLANDS BANKSHARES, INC.
(Registrant)

Date: February 11, 2009	/s/R. Alan Miller
R. Alan Miller, Finance Officer